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Exhibit 23.2

Consent of DeGolyer and MacNaughton

February 26, 2008

Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, CO 80203-4518

Ladies and Gentlemen:

        We hereby consent to the reference to DeGolyer and MacNaughton and to the reference to the review of proved oil and gas reserves as of December 31, 2007, estimated by Cimarex Energy Company (Cimarex) that were presented in our letter report dated January 23, 2008, under the headings "Business," "Properties—Oil and Gas Properties and Reserves," and "Notes to the Consolidated Financial Statements—Oil and Gas Reserve Information (Unaudited)" in the Annual Report on Form 10-K of Cimarex for the fiscal year ended December 31,2007.

                      Very truly yours,

                      /s/ DeGolyer and MacNaughton

                      DeGOLYER and MacNAUGHTON

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  Exhibit 23.2
Consent of DeGolyer and MacNaughton February 26, 2008